Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2019, by and between Science Applications International Corporation, a Delaware corporation (“Company”), and Kohlberg Kravis Roberts & Co. L.P. (“Seller”).

1.    Purchase and Sale of Shares.

(a)     Purchase and Sale. Upon the terms set forth in this Agreement, Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Company, 1,168,498 shares of common stock of Company, par value $0.0001 per share, owned by Seller (the “Shares”) at the purchase price specified in paragraph 1(b) hereof.

(b)     Purchase Price. The aggregate purchase price for the Shares to be purchased by Company is $100,000,000 in cash.

2.    Settlement. Within three business days after the date hereof, (i) Company shall pay the purchase price specified in paragraph 1(b) hereof for all of the Shares purchased and sold hereunder by wire transfer of immediately available funds to such account as Seller shall have specified in writing at least one business day in advance and (ii) Seller shall transfer the Shares through Deposit/Withdrawal At Custodian (DWAC) to the Company’s account at the Company’s transfer agent.

3.    Representations and Warranties of Seller. Seller represents and warrants to Company as follows as of the date hereof:

(a)     Seller owns all of the Shares free and clear of all liens, charges, pledges, encumbrances and rights of third parties. No person or entity has asserted any claim or commenced or threatened any litigation concerning Seller’s title to the Shares. Upon delivery of the Shares, Seller will convey to Company lawful and valid title to the Shares, free and clear of any liens, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind.

(b)     Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(c)     Seller has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company.

(d)     This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally.

(e)     The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach or violation by Seller of, or constitute a default by Seller under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which Seller is a party or by which Seller is bound, other than any breach, violation or default that would not materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except such as have been obtained, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

(f)     Seller has made Seller’s own investigations of Company, its businesses, personnel and prospects; has had an opportunity to discuss Company’s business, management and financial affairs with officers of Company; and has had the opportunity to review Company’s operations, financial statements and filings with the Securities and Exchange Commission to Seller’s satisfaction.

4.    Representations and Warranties of Company. Company represents and warrants to Seller as follows as of the date hereof:

(a)     This Agreement constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally.

(b)     Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(c)     Company has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company.

(d)     The execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby will not result in a breach or violation by Company of, or constitute a default by Company under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which it is a party or by which it is bound, other than any breach, violation or default that would not materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except such as have been obtained, is required in connection with the execution, delivery and performance by Company of this Agreement or the consummation of the transactions contemplated hereby.

5.    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

6.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

7.    Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

8.    Entire Agreement. This Agreement contains the complete agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings among the parties hereto with respect to such transactions.

9.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to any conflicts of law rules.

10.    Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Science Applications International Corporation

By:	/s/ Charlie A. Mathis
Name:	Charlie A. Mathis
Title:	Chief Financial Officer

SELLER:

Kohlberg Kravis Roberts & Co. L.P.

By:	/s/ Herald Chen
Name:	Herald Chen
Title:	Member

Signature Page to Share Repurchase Agreement